EXHIBIT 8.1
LIST OF SIGNIFICANT SUBSIDIARIES
The following is a list of Teekay Offshore Partners L.P.’s significant subsidiaries as at December 31, 2009:

		Proportion of
	State or	Ownership
Name of Significant Subsidiary	Jurisdiction of Incorporation	Interest

TEEKAY AUSTRALIA OFFSHORE HOLDINGS PTY LTD.	AUSTRALIA	100.00%
NAVION BERGEN L.L.C.	MARSHALL ISLANDS	100.00%
VARG L.L.C.	MARSHALL ISLANDS	100.00%
NAVION GOTHENBURG L.L.C.	MARSHALL ISLANDS	50.00%
NAVION OFFSHORE LOADING AS	NORWAY	50.99%
NORSK TEEKAY AS	NORWAY	50.99%
NORSK TEEKAY HOLDINGS LTD.	MARSHALL ISLANDS	50.99%
TEEKAY EUROPEAN HOLDINGS S.A.R.L.	LUXEMBOURG	50.99%
TEEKAY NAVION OFFSHORE LOADING PTE. LTD.	SINGAPORE	50.99%
TEEKAY NETHERLANDS EUROPEAN HOLDINGS BV	NETHERLANDS	50.99%
TEEKAY NORDIC HOLDINGS INC.	MARSHALL ISLANDS	50.99%
TEEKAY NORWAY AS	NORWAY	50.99%
TEEKAY OFFSHORE OPERATING L.P.	MARSHALL ISLANDS	50.99%
UGLAND NORDIC SHIPPING AS	NORWAY	50.99%